Exhibit 15.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the following Registration Statements :

•    Registration Statement (Form F-3 No. 333-222000) of Orange and subsidiaries (the “Group”) and

•    Registration Statement (Form S-8 No. 333-210057) pertaining to the Orange Employee Share Offering 2016 of the Group;

of our reports dated February 21, 2018, with respect to the consolidated financial statements of the Group and the effectiveness of internal control over financial reporting of the Group included in this Annual Report (Form 20-F) of the Group for the year ended December 31, 2017.

/s/ ERNST & YOUNG Audit

Paris-La Défense

April 4, 2018